Exhibit 99.1



COMMITTEE OF INDEPENDENT DIRECTORS OF HOWMET INTERNATIONAL BOARD TO REVIEW CORDANT TECHNOLOGIES PROPOSAL TO PURCHASE PUBLICLY TRADED HOWMET SHARES


GREENWICH, CT, NOVEMBER 12, 1999 - Howmet International Inc. (HWM-NYSE) announced that the Committee of Independent Directors of its board of directors will review a proposal announced earlier today by Cordant Technologies Inc. to acquire all of the outstanding shares of Howmet not currently owned by Cordant for a price of $17.00 per share in cash. Cordant currently owns approximately
84.6 percent of the shares outstanding of Howmet. The Committee of Independent Directors has been authorized to retain independent financial and legal advisors to advise the Committee.

Howmet International Inc. is the world's largest manufacturer of precision castings, primarily for jet aircraft and industrial gas turbine engines. Howmet and its affiliates operate 29 production facilities in the United States, Canada, France, the United Kingdom and Japan.

CONTACT:

     Doreen Deary
     Corporate Communications
     (203) 625-8735
     ddeary@howmet.com